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PERSONAL AND CONFIDENTIAL



March 12, 1998



Strategic Options Committee of the Board of Directors
MedCath Incorporated
7621 Little Avenue
Suite 106
Charlotte, NC 28226

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (excluding KKR 1996 Fund, L.P., an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII"), an affiliate of Welsh, Carson, Anderson & Stowe ("WCAS" and, together with WCAS VII and other investment partnerships and individuals affiliated with WCAS, the "WCAS Investors"), the WCAS Investors, MCTH Acquisition, Inc. ("Buyer") and certain participating officers and directors of MedcCath Incorporated (the "Company")), (the "Holders"), of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company of the $19.00 per Share in cash to be received by the Holders pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 12, 1998, by and among MedCath Holdings, Inc., ("Parent), Buyer, a wholly-owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. We also have provided certain investment banking services to KKR, WCAS and their affiliates from time to time and may provide investment banking services to KKR, WCAS and their affiliates in the future.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended September 30, 1997; the Company's Prospectus for its initial public offering of Shares dated December 6, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other


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MedCath Incorporated
March 12, 1998
Page Two

communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the management of the Company regarding its past and current business operations, financial condition and future prospects. We also discussed with you your views as to the risks and uncertainties associated with achieving management's forecasts for the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the hospital industry and the physician practice management industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, with respect to the financial forecasts for the Company provided to us by management of the Company for purposes of our analysis in connection with this opinion, we have assumed, with your consent, that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Strategic Options Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $19.00 per Share in cash to be received by the Holders pursuant to the Merger Agreement is fair from a financial point of view to such Holders.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)